Filed Pursuant to Rule 424(b)(3)

Registration No. 333-122890

PROSPECTUS

Good Times Restaurants Inc.

2,061,512 Shares of Common Stock

This prospectus relates to the offering for potential resale by the selling securityholders named in this prospectus of up to a total of 1,240,000 shares of our common stock which may be issued upon the conversion of shares of our Series B convertible preferred stock issued in a private placement on February 10, 2005, plus an additional 821,512 shares of our common stock previously acquired by a certain selling securityholder. The selling securityholders named in this prospectus may use this prospectus to offer and sell their shares of common stock. We will not receive any proceeds from sales of the shares of our common stock by the selling securityholders.

The shares of our common stock may be offered for resale from time to time by the selling securityholders at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the shares of our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol "GTIM." On April 29, 2005, the last sale price of our common stock as reported on the Nasdaq SmallCap Market was $3.90 per share.

Investing in the securities offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2005.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling securityholders may offer to sell, and seek offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

TABLE OF CONTENTS

PROSPECTUS SUMMARY *

RISK FACTORS *

USE OF PROCEEDS *

SELLING SECURITYHOLDERS *

PLAN OF DISTRIBUTION *

LEGAL MATTERS *

INDEPENDENT PUBLIC ACCOUNTANTS *

WHERE YOU CAN FIND MORE INFORMATION *

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS *

___________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the shares of our common set forth in this prospectus in one or more offerings. Each time a selling securityholder sells securities using this prospectus, the selling securityholder is required to provide the purchaser with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to the securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus. You should carefully read this entire prospectus and the documents incorporated by reference, particularly the section entitled "Risk Factors" beginning on page 2. When we use the terms "Good Times Restaurants," "we," "us" or "our," we are referring to Good Times Restaurants Inc. and its subsidiaries, unless the context otherwise requires. The term "you" refers to a prospective investor.

The Company

Good Times Restaurants Inc. is engaged in the business of developing, owning, operating and franchising hamburger-oriented restaurants under the name "Good Times Burgers & Frozen Custard." We currently operate and franchise a total of 40 Good Times restaurants, of which 37 are in Colorado, with 35 in the greater Denver metropolitan area.

Our principal offices are located at 601 Corporate Circle, Golden, Colorado 80401, and our telephone number is (303) 384-1400. To obtain more information about us, see "Where You Can Find More Information."

The Offering

On December 30, 2004, we entered into securities purchase agreements with certain investors, which were amended on January 27, 2005, for the private placement of shares of our Series B convertible preferred stock, which were issued on February 10, 2005 and by their terms may be converted into shares of our common stock which may be offered under this prospectus. We also entered into registration rights agreements with the investors in the private placement under which we agreed to file a shelf registration statement with the SEC with respect to resales of shares of our common stock which may be issued upon conversion of the Series B convertible preferred stock and shares of our common stock which certain of the investors had previously acquired. We also agreed to cause the shelf registration statement to be declared effective under the Securities Act no later than 3 months following February 10, 2005, and to use our best efforts to keep the shelf registration statement continuously effective, supplemented and amended for a specified period of time. This prospectus is a part of that shelf registration statement and may be used from time to time by selling securityholders named in this prospectus to sell shares of our common stock.
Issuer	Good Times Restaurants Inc.
Shares Offered	2,061,512 shares of common stock, $0.001 par value.
Trading	The shares of our common stock are eligible for trading on the Nasdaq SmallCap Market.
Nasdaq SmallCap Market Symbol for Common Stock	GTIM
Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the shares of our common stock offered under this prospectus.

Risk Factors

An investment in the shares of our common stock involves significant risks. You should carefully consider all of the information contained or incorporated by reference in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" beginning on page 2.

RISK FACTORS

An investment in shares of our common stock involves significant risks. In addition to reviewing the other information that is part of this prospectus, including the information incorporated by reference, you should carefully consider the following risk factors before deciding to purchase shares of our common stock.

Risks Related to Our Business

We may never achieve sustained profitability.

We have incurred losses in every fiscal year since our inception, except 1999 and 2002, and as of September 30, 2004 we had an accumulated deficit of $10,118,000. As of September 30, 2004, we had working capital of only $626,000. For the fiscal year ended September 30, 2004, we incurred a net loss of $665,000 on total net revenues of $15,781,000. Our operating losses have been primarily due to:

' high general and administrative expenses;

' expenses for training of qualified operating managers; and

' losses from our prior Round the Corner chain and restaurants in Las Vegas, which have been disposed of.

As we develop additional restaurants, we expect that the increase in operating income generated by those restaurants will improve our financial results. However, we may never be able to achieve profitability on a consistent basis.

We may not be able to sustain recent same store sales increases.

We must sustain sales increases in existing restaurants and achieve economic sales levels in newly developed restaurants in order to achieve profitability. We may not be able to sustain the same store sales increases that were experienced during the fiscal year ended September 30, 2004. Sales increases will depend in part on the success of our advertising and promotion of new and existing menu items and the consumer acceptance of our concept repositioning under the Good Times Burgers & Frozen Custard brand and new restaurant dining room format. Our advertising and promotional efforts may not be successful.

Our recent Series B convertible preferred stock financing may not be adequate to fully implement our development plans.

We intend to use the net proceeds from our private placement of Series B convertible preferred stock on February 10, 2005 primarily to fund our current plans to develop additional company-owned Good Times Burgers & Frozen Custard restaurants in Colorado and to refurbish existing restaurants. The $2,950,000 in gross proceeds that we raised in that financing may not be adequate to fully finance our development plans for the Denver and Colorado Springs markets. In order to fully develop those markets, we may ultimately need additional financing. We may not be able to obtain any necessary additional financing on reasonable terms.

Expansion to new sites may prove difficult and expensive.

Location of our restaurants in high-traffic and readily accessible areas is an important factor to our success. Drive-through restaurants require sites with specific characteristics and there are a limited number of suitable sites available in our geographic markets. Since suitable locations are in great demand, we may not be able to obtain optimal sites at a reasonable cost. In addition, the sites that we do obtain may not be successful.

Our restaurant expansion strategy focuses primarily on further penetrating existing markets. This strategy could cause sales in some of our existing restaurants to decline.

Our area of highest concentration is in the Denver metropolitan area. Under our expansion plans, we intend to open new restaurants primarily in our existing Colorado markets. Because we typically draw customers from a relatively small radius around each restaurant, the sales performance and customer counts for restaurants near the area in which a new restaurant opens may decline due to the opening of the new restaurant.

Our franchisees could take actions that could harm our business.

Twenty-one of our forty current restaurants are franchised restaurants. Franchisees are independent contractors and are not our employees. We provide training and support to franchisees, but the quality of franchised restaurant operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not be successful in operating restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other restaurant personnel required for successful operations. Our image and reputation, and the image and reputation of other franchisees, may suffer materially and system-wide sales could significantly decline if our franchisees do not operate successfully.

Over 90% of our restaurants are located in Colorado and we are therefore sensitive to economic and other trends and developments in Colorado.

We currently operate a total of 40 restaurants, with 37 in Colorado. As a result, we are particularly susceptible to adverse trends and economic conditions in Colorado, including its labor market. In addition, given our geographic concentration, negative publicity regarding any of our restaurants in Colorado could have a material adverse effect on our business and operations, as could other local occurrences such as local strikes, energy shortages or increases in energy prices, blizzards, droughts or other natural disasters.

Our proprietary brand name, service mark and logo may not be adequately protected.

We believe that our service mark Good Times Burgers & Frozen CustardSM is an important proprietary right for our business. We have registered this mark in Colorado and at the federal level and intend to register in each state that we or a franchisee intends to open a restaurant. However, our actions may be inadequate to protect our mark or to prevent others from claiming violations of their trade or service marks. Therefore, we may not be able to use our service mark in all jurisdictions in which we expect to conduct business.

There may be conflicts of interest between a director and us.

One of our principal stockholders, The Bailey Company, LLLP and its affiliates ("The Bailey Company"), has voting rights to elect three members of our board of directors, two of whom shall meet the independence criteria of Nasdaq. Geoffrey R. Bailey, who is a director and executive officer of The Erie County Investment Co., which owns 99% of The Bailey Company, is a member of our board of directors under this arrangement.

The Bailey Company is the owner of two franchised Good Times Restaurants, and we have entered into two franchise and management agreements with The Bailey Company. In addition, we currently lease space for our headquarters in a building owned by The Bailey Company. Further we issued 180,000 shares of Series B convertible preferred stock to The Erie County Investment Co. on February 10, 2005 under a securities purchase agreement which provides for certain ongoing rights and covenants in favor of The Erie County Investment Co. and its affiliates. As a result of these transactions and relationships, conflicts of interest may exist, and such conflicts of interest may not always be resolved in our favor.

Risks Related to the Restaurant Industry

Changes in consumer preferences or discretionary consumer spending could negatively impact our results of operations.

Our restaurants feature hamburgers, cheeseburgers, chicken sandwiches, French fries, onion rings, ice cream shakes, soft drinks and frozen custard products. Our success depends in part on the popularity of these foods. Shifts in consumer preferences away from these foods could materially adversely affect our results of operations. The restaurant industry is characterized by the continual introduction of new concepts and is subject to rapidly changing consumer preferences, tastes and eating and purchasing habits. While burger consumption in the United States has grown over the past 20 years, the demand may not continue to grow or taste trends may change. Our success will depend in part on our ability to anticipate and respond to changing consumer preferences, tastes and eating and purchasing habits, as well as other factors affecting the food service industry, including new market entrants and demographic changes. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce customer traffic or impose practical limits on pricing, either of which could harm our results of operations.

Health concerns relating to the consumption of beef or other food products could affect consumer preferences and could negatively impact our results of operations.

Consumer preferences could be affected by health concerns about the consumption of beef, the key ingredient in many of our menu items, or negative publicity concerning food quality, illness and injury generally, such as negative publicity concerning E. coli, "mad cow" or "foot-and-mouth" disease, publication of government or industry findings concerning food products served by us, or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. This negative publicity may adversely affect demand for our food and could result in a decrease in customer traffic to our restaurants. If we react to any negative publicity by changing our concept or our menu, we may lose customers who do not prefer the new concept or menu, and may not be able to attract a sufficient new customer base to produce the revenue needed to make our restaurants profitable. In addition, we may have different or additional competitors for our intended customers as a result of a concept change and may not be able to compete successfully against those competitors. A decrease in customer traffic to our restaurants as a result of health concerns or any negative publicity or as a result of a change in our menu or concept could materially harm our business.

Labor shortages could adversely affect our planned growth or harm our business.

Our success depends in part on our ability to attract, motivate and retain a sufficient number of qualified, high-energy team members. Qualified individuals of the requisite caliber and number needed to fill these positions are in short supply in some areas. The inability to recruit and retain these individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, which could harm our business. Additionally, competition for qualified team members could require us to pay higher wages to attract sufficient team members, which could result in higher labor costs. Most of our employees are paid on an hourly basis. These employees are paid in accordance with applicable minimum wage regulations. Accordingly, any increase in the minimum wage, whether state or federal, could have a material adverse impact on our business.

We are subject to extensive government laws and regulations that govern various aspects of our business. Our operations and our ability to expand and develop our restaurants may be adversely affected by these laws and regulations, which could cause our revenues to decline and adversely affect our growth strategy.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food. While in the past we have been able to obtain and maintain the necessary governmental licenses, permits and approvals, a failure to maintain these licenses, permits and approvals, including food service licenses, could adversely affect our operating results. Difficulties or failures in obtaining the required licenses and approvals could delay or result in our decision to cancel the opening of new restaurants. Local authorities may suspend or deny renewal of our food service licenses if they determine that our conduct does not meet applicable standards or if there are changes in regulations.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime pay, unemployment tax rates, workers' compensation rates, citizenship requirements and sales taxes. Additional government-imposed increases in minimum wages, overtime pay, or paid leaves of absence and mandated health benefits could harm our operating results.

The federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Although our restaurants that have seating capacity are designed to be accessible to the disabled, we could be required to make modifications to our restaurants to provide service to, or make reasonable accommodations for, disabled persons.

We are also subject to federal regulation and state laws that regulate the offer and sale of franchises and aspects of the franchisor-franchisee relationship. Many state franchise laws impose restrictions on the franchise agreement, including limitations on non-competition provisions and the termination or non-renewal of a franchise. Some states require that franchise materials be registered before franchises can be offered or sold in the state.

A significant increase in complaints or litigation could have a material adverse effect on our results of operations, financial condition and business prospects.

As a participant in the restaurant industry, we are sometimes the subject of complaints from customers alleging illness, injury or other food quality, health or operational concerns. Recently, the restaurant industry also has been subject to an increase in claims that the menus and practices of restaurant chains have led to the obesity of some customers. Adverse publicity resulting from these allegations could harm the results of operations of our restaurants, regardless of whether the allegations are valid or whether we are liable. We are subject to the same risks of adverse publicity resulting from these sorts of allegations even if the claim involves one of our franchisees. Further, any employee claims against us based on, among other things, discrimination, harassment or wrongful termination may divert our financial and management resources that would otherwise be focused on the future performance of our operations.

Our success depends on our ability to compete effectively in the restaurant industry.

Competition in the restaurant industry, and particularly the hamburger restaurant market, is increasingly intense. We compete on the basis of the taste, quality and price of food offered and customer service. We believe that our operating concept, attractive dining value and quality of food and customer service enable us to differentiate ourselves from our competitors. Our competitors include many recognized national and regional fast-food hamburger restaurant chains such as McDonald's, Burger King, Wendy's, Carl's Jr. and Sonic. We also compete with small regional and local hamburger and other fast-food restaurants, many of which feature drive-through service similar to ours. In addition, we compete with other restaurants and with retail establishments for real estate. Most of our competitors have greater financial resources, marketing programs and name recognition. All of the major hamburger chains have increasingly offered selected food items and combination meals at discounted prices and have intensely promoted their value priced meals. Continued discounting by competitors may adversely affect the revenues and profitability of our restaurants.

We depend on key management employees.

We believe that our current operations and future success depend largely on the continued services of our management employees, in particular Boyd E. Hoback, our president and chief executive officer. Although we have entered into an employment agreement with Mr. Hoback, he may voluntarily terminate his employment with us at any time. In addition, we do not maintain key-person insurance on Mr. Hoback's life. The loss of Mr. Hoback's services, or other key management personnel, could have a material adverse effect on our financial condition and results of operations.

Risks Related to our Common Stock

The price of our common stock may fluctuate significantly, which may result in losses for investors.

The market price of our common stock has been volatile. From January 1, 2003 to April 29, 2005, the last sale price of our common stock reported by the Nasdaq SmallCap Market ranged from a low of $2.14 per share to a high of $4.52 per share. We expect our common stock to continue to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

' actual or anticipated variations in quarterly operating results;

' changes in market valuations of comparable companies;

' additions or departures of key personnel; and

' future sales of common stock.

The stock market has experienced significant price and volume fluctuations. Fluctuations or decreases in the trading price of our common stock may adversely affect stockholders' ability to trade their shares. Following a period of volatility in the market price of a company's securities, a securities class action lawsuit may be instituted. A securities class action suit against us could result in substantial costs and divert management's attention and resources that would otherwise be focused on the future performance of our operations.

Our common stock is thinly traded, which may make it more difficult for you to resell shares when you want at prices you find attractive.

Our common stock is thinly traded. Securities that are thinly traded often experience a significant spread between the market maker's bid and asked prices. Therefore, prices for actual transactions in securities may be difficult to obtain and holders of our common stock may be unable to resell their shares when they want at prices they find attractive.

We may never pay dividends on our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. In addition, we have obtained loan financing under agreements that restrict the payment of dividends. Further, the Series B convertible preferred stock financing agreements provide for the payment of dividends on the Series B convertible preferred stock and restrictions on the payment of dividends on our common stock. The payment of dividends on our common stock will depend on our compliance with these provisions and on our earnings, capital requirements, financial condition and other factors. Since restaurant development is capital intensive, we currently intend to retain any earnings not distributed as Series B convertible preferred stock dividends for development purposes.

Our shares that are eligible for future sale may have an adverse effect on the price of our common stock.

As of January 31, 2005, we had 2,354,710 shares of common stock outstanding. Of the shares outstanding, approximately 1,292,469 shares were freely tradeable without substantial restriction or the requirement of future registration under the Securities Act. In addition, as of January 31, 2005, options to purchase approximately 581,434 shares were outstanding. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of our Series B convertible preferred stock allowing conversion to a total of 1,240,000 shares of common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

The Bailey Company and the holders of Series B convertible preferred stock may be able to control us.

The Bailey Company and the holders of Series B convertible preferred stock beneficially own a total of approximately 62% of the outstanding shares of our common stock, including shares which may be acquired upon conversion of shares of Series B convertible preferred stock. While no formal or informal arrangements exist, these stockholders may be inclined to act in concert on matters related to control of Good Times Restaurants, including for example the election of directors or response to an unsolicited bid to acquire Good Times Restaurants. Accordingly, they may be able to control or influence matters presented to all of our stockholders.

Nevada law and our articles of incorporation and bylaws have provisions that discourage corporate takeovers and could prevent stockholders from realizing a premium on their investment.

We are subject to anti-takeover laws for Nevada corporations. These anti-takeover laws prevent a Nevada corporation from engaging in a business combination with any stockholder, including all affiliates and associates of the stockholder, who owns 10% or more of the corporation's outstanding voting stock, for three years following the date that the stockholder acquired 10% or more of the corporation's voting stock, unless specified conditions are met.

Our articles of incorporation and our bylaws contain a number of provisions that may deter or impede takeovers or changes of control or management. These provisions:

' authorize our board of directors to establish one or more series of preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

' do not allow for cumulative voting in the election of directors unless required by applicable law. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors;

' state that special meetings of our stockholders may be called only by the chairman of the board, the president or any two directors, and must be called by the president upon the written request of the holders of ten percent of the outstanding shares of capital stock entitled to vote at such special meeting; and

' provide that the authorized number of directors is currently set at seven.

These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.

It may be more difficult to trade our common stock if we cannot maintain our Nasdaq listing.

Our common stock is currently listed for trading on the Nasdaq SmallCap Market. The Nasdaq maintenance rules require among other things that our common stock price remain above $1.00 per share and that we have minimum net tangible assets in excess of $2 million. We were required to conduct a reverse stock split in 1998 to maintain a sufficient per share price to preserve our Nasdaq listing.

If we were delisted from Nasdaq, the following could occur:

' broker-dealers could be less willing to effect transactions in our common stock;

' the news coverage associated with Nasdaq stocks would be lost;

' our common stock price could decrease; and

' investors could find it difficult to sell or obtain accurate quotations for the market value of our common stock and thus may hold a highly illiquid security.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling securityholders under this prospectus. We will pay the costs for the registration of those securities, which we estimate will be approximately $33,000.

SELLING SECURITYHOLDERS

The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed below. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

The table below sets forth the name of each selling securityholder and the number of shares of common stock that each selling securityholder may offer under this prospectus. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our affiliates.

Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

The selling securityholders may from time to time offer and sell any or all of the shares of common stock under this prospectus. Because the selling securityholders are not obligated to sell the shares of common stock under this prospectus, we cannot estimate how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

Name	Number of Shares of Common Stock That May be Sold	Percentage of Shares of Common Stock Outstanding(1)
The Bailey Company, LLLP(2)	821,512(3)	22.9%
Peggy M. Clute(4)	80,000(5)	2.2%
David A. Depoy(4)	40,000(5)	1.1%
The Erie County Investment Co.(2) (4)	180,000(5)	5.0%
Ron Goodson(4) (6)	200,000(5)	5.6%
Ileene Lobell Green(4)	100,000(5)	2.8%
David J. Grissen(4) (7)	200,000(5)	5.6%
David Hooker(4)	100,000(5)	2.8%
Phillip S. Lorenzo(4)	40,000(5)	1.1%
Eric W. Reinhard(4)(8)	260,000(5)	7.2%
Alan A. Teran(4) (9)	40,000(5)	1.1%

(1) Calculated based on 2,354,710 shares of common stock outstanding as of January 31, 2005, plus the 1,240,000 shares of common stock into which the shares of Series B convertible preferred stock are currently convertible.

(2) Paul T. Bailey is the principal owner of The Erie County Investment Co., which owns 99% of The Bailey Company, LLLP. Paul T. Bailey is the father of Geoffrey R. Bailey, who is a member of our board of directors and a director and executive officer of The Erie County Investment Co., and David E. Bailey, who was a member of our board of directors. Paul T. Bailey separately holds 58,000 shares of common stock and The Erie County Investment Co. separately holds 33,280 shares of common stock, which shares are not included in the number of shares of common stock that may be sold under this prospectus. Geoffrey R. Bailey separately holds 37,900 shares of common stock and options to purchase 14,000 shares of common stock, and David E. Bailey separately holds 12,900 shares of common stock and options to purchase 14,000 shares of common stock, which shares are also not included in the number of shares of common stock that may be sold under this prospectus. The Bailey Company has voting rights to elect three members of our board of directors, two of whom shall meet the independence criteria of Nasdaq. Pursuant to those provisions, The Bailey Company has designated Geoffrey R. Bailey, Richard J. Stark and Alan A. Teran as members of our board of directors. Mr. Stark and Mr. Teran have no other relationships with The Bailey Company. The Bailey Company is the owner of two franchised Good Times Restaurants, and we have entered into two franchise and management agreements with The Bailey Company. In addition, we currently lease space for our headquarters in a building owned by The Bailey Company. Further, we issued 180,000 shares of Series B convertible preferred stock to The Erie County Investment Co. on February 10, 2005 under a securities purchase agreement which provides for certain ongoing rights and covenants in favor of The Erie County Investment Co. and its affiliates.

(3) Represents shares of common stock previously acquired by The Bailey Company.

(4) Pursuant to securities purchase agreements dated as of December 30, 2004, as amended on January 27, 2005, between us and Pascere Investments, LLC, the individual members of Pascere Investments, LLC who are included as selling securityholders under this prospectus, The Erie County Investment Co. and Eric W. Reinhard, we issued on February 10, 2005 a total of 1,240,000 shares of Series B convertible preferred stock, which include the shares issued to this selling securityholder. Pursuant to the securities purchase agreements there are certain board representation and other ongoing rights and covenants in favor of the selling securityholders.

(5) Represents shares of common stock which may be issued upon conversion of shares of Series B convertible preferred stock.

(6) Ron Goodson is a member of our board of directors, and was appointed to the board pursuant to the securities purchase agreements dated as of December 30, 2004, as amended on January 27, 2005.

(7) David J. Grissen is a member of our board of directors, and was appointed to the board pursuant to the securities purchase agreements dated as of December 30, 2004, as amended on January 27, 2005.

(8) Eric W. Reinhard is a member of our board of directors, and was appointed to the board pursuant to the securities purchase agreements dated as of December 30, 2004, as amended on January 27, 2005. Mr. Reinhard is to be appointed as chairman of our board of directors.

(9) Alan A. Teran is a member of our board of directors. Mr. Teran separately holds 14,400 shares of common stock and options to purchase 15,000 shares of common stock, which shares are not included in the number of shares of common stock that may be sold under this prospectus.

PLAN OF DISTRIBUTION

Subject to the stock transfer restriction provisions of stock restriction and registration rights agreements that we have entered into with the selling securityholders as discussed below, the selling securityholders may offer and sell from time to time the shares of common stock covered by this prospectus. We will not receive any of the proceeds from resales of the shares of common stock by the selling securityholders.

Under the stock transfer restriction provisions of stock restriction and registration rights agreements that we have entered into with the selling securityholders in connection with the securities purchase agreements dated as of December 30, 2004, as amended on January 27, 2005, for the issuance of Series B convertible preferred stock, until a period of twelve months has elapsed from the closing of the securities purchase agreements entered into on December 30, 2004, as amended on January 27, 2005, no selling securityholder can make any sale into the public market of the selling securityholder's securities reflected in this prospectus. In addition, during the three-year period beginning on the first annual anniversary date of the closing of the securities purchase agreements, no selling securityholder can publicly sell in any one month more than ten percent or in any 12-month period more than 33.33% of the selling securityholder's shares of common stock reflected in this prospectus (on a non-cumulative basis). This restriction will not apply to shares of common stock issued to a selling securityholder if we require the selling securityholder to convert such securityholder's Series B convertible preferred stock pursuant to the mandatory conversion provisions of the Series B convertible preferred stock.

We also have entered into a supplemental stock restriction and registration rights agreement with The Bailey Company, which provides that The Bailey Company and its affiliates will have the same resale restrictions for their previously acquired shares of our common stock as will apply under the stock restriction and registration rights agreement in connection with the purchase of shares of Series B convertible preferred stock.

Securities may only be offered or sold under this prospectus pursuant to the terms of the stock restriction and registration rights agreements. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance on Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

We are registering the shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the shares of common stock covered by this prospectus.

The selling securityholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time:

' directly; or

' through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the shares of common stock for whom they may act as agent.

The shares of common stock may be sold from time to time in one or more transactions at:

' fixed prices, which may be changed;

' prevailing market prices at the time of sale;

' varying prices determined at the time of sale; or

' negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the shares of common stock offered by them hereby will be the purchase price of the shares of common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

' on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market;

' in the over-the-counter market;

' in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

' through the writing of options.

These transactions may involve crosses or block transactions. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of common stock in the course of hedging their positions and deliver shares of common stock to close out such short positions. If permitted by law, the selling securityholders may also sell the shares of common stock short and deliver the shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell the shares of common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any of the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The outstanding shares of our common stock are listed for trading on the Nasdaq SmallCap Market under the symbol "GTIM."

The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders have certain relationships with us as described under "Selling Securityholders."

Because the selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

' the name of the selling securityholders and any participating underwriters, broker-dealers or agents;

' the aggregate amount and type of securities being offered;

' the price at which the securities were sold and other material terms of the offering;

' any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

' that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, if we receive notice from a selling securityholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed.

Under the stock restriction and registration rights agreements, we have agreed to indemnify each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

The selling securityholders and any other person participating in such distribution will be subject to the Securities Exchange Act of 1934. The Exchange Act rules include, without limitation, Regulation M, which may regulate the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Under the stock restriction and registration rights agreements, we must use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until either (i) the sale pursuant to the shelf registration statement of the registrable securities or (ii) the registrable securities can be resold by the selling securityholders without limitation pursuant to Rule 144(k) under the Securities Act.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the stock restriction and registration rights agreements. In these cases, we may prohibit offers and sales of the shares of common stock pursuant to the registration statement to which this prospectus relates.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 30 days in a 90-day period, and the aggregate of such time periods will not exceed 60 days in any 180-day period.

There are no contractual arrangements between or among any of the selling securityholders and Good Times Restaurants with regard to the sale of the securities other than as set forth herein, and no professional underwriter in its capacity as such is currently acting for the selling securityholders.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Denver, Colorado.

INDEPENDENT PUBLIC ACCOUNTANTS

The consolidated financial statements as of September 30, 2004 and for the years ended September 30, 2004 and 2003, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Hein & Associates LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding companies, including us, that file documents with the SEC electronically. You also can find more information about us by visiting our web site at http://www.goodtimesburgers.com. Web site materials are not part of this prospectus.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC with respect to the securities offered under this prospectus. This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the securities offered by the selling securityholders.

The SEC allows us to "incorporate by reference" in this prospectus the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (not including information which is furnished but not deemed to be filed under the Securities Exchange Act of 1934) until this offering is completed:

    Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004;
    Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 2004;
    Current Reports on Form 8-K filed with the SEC on January 3, 2005, January 27, 2005 and February 16, 2005; and
    The description of our common stock that is contained in our registration statement on Form 8-A filed on May 14, 1990, including any amendment or report filed for the purpose of updating that description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus (except for exhibits not specifically incorporated by reference in the information), upon written or oral request and at no cost to the requester. Any requests should be made to:

Good Times Restaurants Inc.
Attention: Boyd E. Hoback, President
601 Corporate Circle
Golden, Colorado 80401
(303) 384-1400

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference "forward-looking statements" within the meaning of securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, including those risks discussed in the "Risk Factors" section of this prospectus. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements about our strategy, future operations, financial position, prospects, plans and objectives of management are forward-looking statements. When used or incorporated by reference in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date on which they were made. Although we may from time to time voluntarily update or revise publicly our forward-looking statements, whether as a result of new information, future events or otherwise, we disclaim any commitment to do so except as required by securities laws. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make or incorporate by reference in this prospectus are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf